Exhibit 99.(p)(18)

Code of Ethics

April 2024

Leeward Investments, LLC

10 Winthrop Square

Suite 500

Boston, Massachusetts 02110

(617) 468-6700

Code of Ethics

Table of Contents

Introduction	2
Definitions	3
Personal Securities Transactions	4
Pre-Clearance - All Employees and Family Members	4
Prohibited Transactions – Employees. and Family Members	5
Exceptions for accounts managed by Leeward	6
Prohibited Transactions - Investment Persons and their Family Members	6
Initial and Annual Disclosure of Holdings - All Employees and Family Members	7
Quarterly Reporting - All Employees and their Family Members	7
Insider Trading Policy and Procedures	7
"Inside" Information Defined	8
Procedures to Follow	9
Information Barriers	10
Restricted Lists	10
Gifts and Entertainment Procedures	10
Receipt of Gifts	11
Giving of Gifts	11
Shared Entertainment	12
Other Code Provisions	12
Annual Distribution	12
Code of Ethics Enforcement	13
Confidentiality	13
Political and Charitable Contributions	13
Service with Other Organizations	14
Fiduciary Appointments	14
Misuse or Misrepresentation of Corporate Position	14
Training & Certification	14
Recordkeeping & Monitoring	15
Other Codes of Ethics and Standards of Practice	15

Effective: April 2024	1

Introduction

Leeward Investments, LLC (“Leeward” or the “Firm”) is committed to the highest ethical and professional standards. This Code of Ethics applies to all Employees of Leeward and governs your personal conduct and your personal investment transactions. The goal of Leeward’s Code of Ethics and its policies, procedures and organizational structure is to establish standards and corresponding processes that put the interests of Leeward’s clients first; ensure that no client or account is favored over another; and to identify and disclose conflicts of interest.

•	Leeward has a fiduciary duty to its clients which requires all of us to place the interests of clients first whenever the possibility of a conflict of interest arises.

•	Employees are expected to place the interests of clients ahead of their personal interests and to treat all client accounts in a fair and equitable manner.

•	All personal securities transactions must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or other abuse of your position of trust and responsibility.

•	Employees should not take advantage of your position by attempting to trade in advance of client accounts (“front-running”), engage in manipulative market practices such as manipulative market timing, or take advantage of an investment opportunity that properly belongs to Leeward’s clients or should be offered to our clients first.

•	All personal securities transactions, holdings, and accounts must be reported by all Access Persons in accordance with the provisions of this Code of Ethics.

•	Employees must comply with all applicable Federal securities laws.

The standards set forth above govern all conduct, whether the conduct is also covered by more specific provisions of this Code of Ethics. Employees are encouraged to raise any questions concerning the Code of Ethics with Patricia Thompson., the Chief Compliance Officer (“CCO”), or the other members of the “Compliance Office”. Employees should be always alert to honoring the spirit and intent as well as the letter of the Code of Ethics. Failure to comply with the Code of Ethics may result in serious consequences, including but not limited to disciplinary action, including termination of employment.

Effective: April 2024	2

Definitions

“Access Person” includes all Employees of Leeward Investments, LLC.

“Beneficial Ownership” of a security means having or sharing the power to dispose of or to vote the security. For purposes of this Code, a person is deemed to beneficially own the following securities, among others: (i) Securities held in a person’s own name, or that are held for the person’s benefit in a nominee, custodial or street name account; (ii) Securities owned by or for a partnership in which the person is a general partner; (iii) Securities that are being managed for a person’s benefit on a discretionary basis by an investment adviser, broker, bank, trust company or other manager, unless the securities are held in a blind trust or similar arrangement; (iv) Securities in a person’s individual retirement account; (v) Securities in a person’s 401(k) or similar retirement plan; (vi) Securities owned by a trust of which the person is either a trustee or a beneficiary; (vii) Securities owned by a corporation, partnership or other entity which the person controls. This is not a complete list of the forms of ownership that could constitute “Beneficial Ownership” for purposes of this procedure. If you have specific questions, you should ask the Compliance Office.

“Black-Out Period” means Investment Persons may not trade any security on the same day that such security is purchased or sold on behalf of a client or for seven calendar days before or after the date of such purchase or sale.

“Covered Security” means any Security (as defined below) other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money-market funds; (v) other shares issued by registered open-end investment companies (mutual funds) except those mutual funds for which Leeward acts as the investment adviser or sub-adviser; (vi) Shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies registered under the Investment Company Act of 1940, none of which are advised or underwritten by Leeward;

This definition of a Covered Security includes, but is not limited to, the following:

•	an option, future, forward contract, listed depositary receipt (e.g., American Depositary Receipt, American Depositary Share, Global Depositary Receipt) or other obligation involving securities, a commodity, or an index thereof (including an instrument whose value is derived or based on any of the above (a “derivative”);

•	limited partnerships;

•	foreign unit trusts and foreign mutual funds;

•	private investment funds, hedge funds, and investment clubs; and

•	any instrument that is convertible or exchangeable into a Covered Security or which confers a right to purchase a Covered Security.

“Employee” includes individuals who work for Leeward on an ongoing basis either full-time or part-time and some contractors providing long-term (greater than three consecutive months) service to the Firm. The CCO will be responsible for determining if a long-term contractor should be covered by this Code based on the degree of supervision and control and access to investment information.

Effective: April 2024	3

Family Member” means an Employee’s “significant other,” spouse or other relative, whether related by blood, marriage or otherwise, who either (i) shares the same home, or (ii) is financially dependent upon Employee, or (iii) whose investments are controlled by the Employee. The term also includes any unrelated individual whose investments are controlled by and to whose financial support the Employee materially contributes.

“Investment Person” means (i) any executive officer of the Firm; (ii) personnel employed by the Firm who make investment decisions for clients (portfolio manager), who provide information or advise to the portfolio manager (analyst), who help execute and implement the portfolio manager’s decision (trader), or any other individual who has knowledge regarding client trades in advance of execution (junior analyst, client services, compliance).

“Leeward Strategy” is an investment product that is marketed by Leeward or one that is in a pilot or incubation stage and has a defined objective and process that has been approved by Leeward’s Executive Committee.

“Security” includes all stock, debt obligations and other instruments including any warrant or option to acquire or sell a security and financial futures contracts.

Personal Securities Transactions

Leeward has instituted procedures to monitor Employee trading to prevent and detect conflicts or the appearance of conflicts with client accounts. Employees should review these policies carefully to understand the applicability of each to the employee individually and to Family Members. If there are questions about how these policies will affect you, contact the Compliance Office in advance of trading in any Securities.

Covered Securities held in any accounts, including 401K, 403B and 529 plans, are subject to the pre-clearance and reporting requirements unless they are specifically exempted below.

Pre-Clearance - All Employees and Family Members

Leeward requires that all permitted personal trades in Covered Securities for Employees and their Family Members be pre-cleared. This requirement for pre-clearance approval applies to all transactions except for (i) purchases or sales that are non-volitional on the part of the Employee (e.g., purchases made pursuant to an automatic dividend reinvestment plan); (ii) purchases implemented upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities; (iii) trades in unaffiliated mutual funds; (iv) exchange traded funds, exchange traded notes and collective trust funds; and (v) trades in accounts placed with an investment adviser, including Leeward1, where such adviser has full and sole discretion as to the timing and nature of securities transactions in those accounts.

Short trades and derivatives trades are subject to this preclearance requirement.

1 Leeward managed accounts that are exempt from pre-clearance of trades include accounts managed on a discretionary basis in established Leeward strategies and accounts that are set up as pilot or incubator strategies with a defined investment objective and process.

Effective: April 2024	4

The Compliance Office may pre-clear transactions that appear, upon reasonable inquiry, to present no reasonable likelihood of harm to any client. The Compliance Office shall prepare and maintain appropriate documentation for the pre-clearance of personal trades by Employees. A request for pre-clearance should be submitted to the Compliance Office by completing the trade request form on Leeward’s compliance monitoring system, ComplySci. Please note that pre-clearance approval is effective only for one day.

Requests for trades in Private Placements (including 144As) must be submitted through ComplySci for CCO approval. Leeward’s CCO will consider whether the seller and/or broker is one with whom the Employee does business on a regular basis. The CCO will also consider if the investment opportunity should be reserved for clients or whether the opportunity is being offered to the Employee by virtue of his or her position at the Firm. Subsequent consideration for investing in any private placement issue held by an Employee will be subject to review and written approval.

Any Employee who wishes to purchase, acquire or sell any asset that is issued and transferred using distributed ledger or blockchain technology, including, but not limited to, virtual currencies, cryptocurrencies, digital “coins” or “tokens” (“Digital Assets”), should consult with the CCO as to whether such Digital Asset would be considered a Covered Security, and specifically a “Digital Security”. A Digital Asset is likely to be considered a Digital Security if it is offered and sold as an investment contract. On April 3, 2019, the SEC published a framework for investment contract analysis of Digital Assets2. The CCO may use this framework, among other relevant SEC guidance, to determine whether a Digital Asset would be considered a Digital Security for the purposes of this policy. If the CCO determines that such Digital Asset should be considered a Digital Security, the Digital Asset will be considered a Covered Security for purposes of this policy.

Prohibited Transactions – Employees and Family Members

The following restrictions apply to all Employees and their Family Members. Additional restrictions apply to Investment Persons (outlined below).

•	Generally, if Leeward is trading in a security for a client portfolio at the same time an Employee proposes to trade the same security, pre-clearance will be denied. Trades in large cap securities, those with a market capitalization above the median of the Russell 1000, may be pre-cleared by Compliance even when trading for a client portfolio is ongoing. The Compliance Office may also grant special exemptions for other trades from time to time in instances that appear to involve no opportunity for abuse.

•	No Employee or Family Member may acquire a security in an initial public offering (IPO).

•	Employees or Family Members may not purchase and/or sell a Covered Security followed by the sale and/or purchase of the same security within thirty (30) days after the purchase if the trade results in a profit. Employees or Family Members may sell at a loss, any security held for less than thirty (30) days without such sale being considered a violation of this policy. Specific types of Covered Securities may be exempted from this short term trading restriction at the CCO’s discretion.

2 https://www.sec.gov/files/dlt-framework.pdf

Effective: April 2024	5

•	No Employee may make any decision to buy or sell any personal investment or enter into any financial or business relationship or participate in any transaction which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Firm.

•	No Employee may use his or her position with the Firm for personal profit or gain or for the profit or gain of any Family Member.

•	No Employee may make personal use of confidential or proprietary information acquired as an Employee of Leeward, including using such information to make any decision to buy or sell any securities, real property or other investment or to enter into any financial or business relationship for his or her own account or for the account of any Family Member.

•	No Employee may acquire or dispose of any investment for his or her own account or the account of any Family Member if such investment activity would compete with any current or proposed investment activity of Leeward.

•	Employees must avoid any action that would cause a relative or other third party to engage in a securities transaction that an Employee would not be able to complete otherwise.

Exceptions for accounts managed by Leeward

If an account of an Employee or Family Member is managed by Leeward on a discretionary basis in a Leeward Strategy, Black-out Periods and short term trading restriction do not apply.

Funds or Accounts may be set up to test investment product ideas that portfolio managers might have and certain principals in the Firm may invest in these funds or accounts. Each of these incubator or pilot products is considered a Leeward Strategy and Black-out Periods and short term trading restrictions do not apply.

Prohibited Transactions - Investment Persons and their Family Members

In addition to the prohibitions listed above for all Employees, these additional restrictions apply to Investment Persons and their Family Members. No Investment Person, Family Member, or other third party acting upon the advice or instruction of such Investment Person, may:

•	Take positions inconsistent with clients’ positions in the same securities.

•	Implement or consider any security transaction for a client without having disclosed to the CCO any material beneficial ownership, business or personal relationship or any other material interest in the issuer or its affiliates.

In addition, Investment Persons are reminded of the importance of not “front-running” a trade or trading in close proximity (before or after) to a known or expected trade in an Leeward Strategy (a “Strategy Trade”), other than trades due to client rebalancing or cash flows. A Black-out Period applies to all Investment Persons for the securities where they have actual or presumed knowledge of Strategy Trades (subject to the exceptions for accounts managed by Leeward as detailed above).

Effective: April 2024	6

Pre-clearance may be granted for trades in large cap stocks (above the median market capitalization of the securities in the Russell 1000).

General Exemption: The Compliance Office may exempt a transaction from the requirements of any portion of these procedures after consideration of all the facts and circumstances of the transaction. Such consideration shall be documented in writing.

Initial and Annual Disclosure of Holdings - All Employees and Family Members

For purposes of 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, Leeward treats all Employees as Access Persons. Each newly hired Employee will receive a copy of this Code of Ethics upon commencement of employment with Leeward and will be required to acknowledge receipt of these procedures.

All Employees must report all holdings in Covered Securities in which the Employees or their Family Member have any direct or indirect Beneficial Ownership within ten (10) days from commencement of employment with the Firm, and annually thereafter. Initial Holdings reports and Annual Holdings Disclosures must be submitted in ComplySci. Holdings disclosure information submitted cannot be older than forty-five (45) days.

Quarterly Reporting - All Employees and their Family Members

Each quarter, Employees must report all transactions in Covered Securities in which the Employees or their Family Member have acquired any direct or indirect Beneficial Ownership. Such reports must be filed in ComplySci within thirty (30) days after the end of each calendar quarter.

Employees and their Family Members who open an account at a broker-dealer or other financial institution shall immediately notify the Compliance Office of the opening of such account so that the Compliance Office can arrange to receive a direct feed of broker account information into ComplySci. Even if the broker account only holds non-Covered Securities, i.e., unaffiliated mutual funds, if Covered Securities can be purchased in the account arrangements need to be made with the broker to provide account data to the Compliance office. The only accounts for which a data feed is unnecessary are those whose holdings are restricted to non-Covered Securities.

Insider Trading Policy and Procedures

Federal and state securities laws make it unlawful for any person to trade or recommend trading in securities on the basis of "inside" information. To ensure strict compliance with these laws, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988 require Leeward to establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of "inside" information. Failure to institute such policies and procedures could result in substantial liability. Assuming "inside" information were actually misused, the Firm, the individuals involved, and Firm officers, could face potentially substantial regulatory, civil and criminal sanctions, including mandated jail sentences, a fine of not less than $1,000,000 for each violation, potential loss of license as an investment adviser and possible liability under the Racketeer Influenced and Corrupt Organizations Act.

Effective: April 2024	7

Misuse of "Inside" Information Constitutes Fraud

On a day-to-day basis, an Employee may come into possession of information that has not yet been released to the public about companies with which Leeward does business or has other dealings. Depending on the significance of the information and the circumstances under which you receive it, the information may be considered "inside information" under United States securities laws. Rule 10b-5, under the Securities Exchange Act of 1934, makes it unlawful for any person in connection with the purchase or sale of any registered or unregistered security:

(1)	to employ any device, scheme, or artifice to defraud,

(2)	to make any untrue statement of material fact or to omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or

(3)	to engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any person, in connection with the purchase or sale of any security.

From its inception, courts have held that the misuse of “inside” information constitutes fraud. The misuse of “inside” information includes purchasing or selling securities on the basis of such information for the account of the Firm, an Employee, a Family Member, customers, clients, or anyone else.

Misuse also includes “tipping” such information to anyone or using it as a basis for recommending the purchase or sale of a security. Courts have further found that the misappropriation of confidential information from an employer in connection with the purchase or sale of securities, contrary to an Employee’s duty to the employer, constitutes fraud within the meaning of Rule 10b-5.

Additionally, under Regulation FD, public companies have had significant constraints imposed on their dealings with investors and analysts in order to eliminate the potential for disclosure of “inside” information and to provide greater transparency.

"Inside" Information Defined

The term “inside” information generally includes “material” information which is “non-public” and has been provided on a confidential basis or in breach of a fiduciary duty. In light of the severe sanctions for misuse of inside information (including disciplinary actions for violating the Adviser’s policy prohibiting such activities), an Employee should strictly adhere to the following guidelines:

Assume that all information you learn about a company is "inside information" and is non-public unless there is a reasonable basis to believe that the information has been publicly disseminated, such as information obtained at conferences, information during open meetings or investor conference calls, or updates to previously public information.

Effective: April 2024	8

Once material, non-public information has been released to the investing public, it loses its status as “inside” information. However, for “non-public” information to become public information it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

For Rule 10b-5 purposes, an insider is any person who, by reason of his fiduciary or commercial relationship to an issuer of securities has access to material, non-public information. As an insider, the Firm has a fiduciary obligation not to breach the trust of the party that has communicated the “inside” information by misusing that information.

Due to the nature of our business, Leeward must be especially wary of “inside” information disclosed in breach of a corporate insider’s fiduciary duty. Even where there is no expectation of confidentiality, the Firm personnel may become “insiders” upon receiving material, non-public information in circumstances where they know, or should know, that a corporate insider is disclosing information in breach of the fiduciary duty he or she owes the corporation and its shareholders. Firm personnel may, depending on the circumstances, also become “insiders” or “tippees” when they obtain apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and “tips“ from insiders or other third parties.

Given the potentially severe regulatory, civil and criminal sanctions to which the Firm and its personnel could be subject, any Employee uncertain as to whether the information he or she possesses is “inside” information should immediately contact the Compliance Office. Pending a final determination by the Compliance Office, the information must be treated as “inside” information which cannot be otherwise communicated or misused.

Procedures to Follow

•	An Employee must contact the Compliance Office if he or she becomes aware of material, non-public information.

•	An Employee must contact the Compliance Office if he or she becomes aware of an actual or potential insider trading violation or violation of the policies and procedures contained herein.

•	Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related “derivative” securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for an account of the company, any affiliate, any company or affiliate customer or client, or any third party.

•	Do not purchase or sell, or agree to purchase or sell, any securities of any company as to which you have inside information, or any related “derivative” securities (such as exchange-traded options), and do not suggest or recommend that anyone you know purchase or sell any such securities for your personal account, or for any account over which you have a direct or indirect beneficial interest (including an account held by or for any Family Member), or for any other account over which you have discretionary investment authority or power of attorney.

•	Do not engage in “tipping” or solicit or recommend, whether formally, informally, orally or in writing, the purchase of sale of any security based on “inside” information relevant to that security.

Effective: April 2024	9

•	Do not discuss “inside” information with anyone who does not have a "need to know" the information; this includes discussing such information with other Employees unless they have a "need to know,” with Family Members; and also discussing such information via cell phones, in elevators, hallways or other places where you may be overheard by others who do not have a "need to know.”

•	All information held by the Firm in connection with the purchase or sale of securities must be kept confidential.

The Compliance Office will periodically review Employee trades to verify compliance and detect insider trading (e.g., by comparing such trades with trades by the Firm's advisory accounts and securities listed on "restricted" lists).

Information Blocking Devices (“Information Barrier”)

When one or more Firm Employee receives material, non-public information about a company while serving in any other capacity which, in the opinion of the Compliance Office, necessitates information blocking devices (also called "Information Barriers"), no Employee or advisory account may trade in securities issued by such company until information blocking devices designed to block the flow of such information between the “Inside Employee” and other Employees and departments are in place.

Information blocking devices shall prohibit:

•	The “Inside Employee(s)” from discussing the material, non-public information with other Employees unless they are also an “Inside Employee”;

•	The “Inside Employee(s)” from trading, or recommending the trading, of securities issued by the company, which is the subject of the material, non-public information; and

•	Access by non- “Inside Employees” to any files, including computer files, containing the material, nonpublic information. Physical and electronic systems must be put in place to prevent such access.

Restricted Lists

The Compliance Office will place certain securities on a "restricted list.” Securities issued by companies about which an Employee or a limited number of persons possess material, non-public information should be placed on the restricted list.

Employees are prohibited from personally, or on behalf of an advisory account, purchasing or selling securities during any period they are listed on the restricted list. The Compliance Office maintains the restricted lists, and reviews trades against the restricted list.

Gifts and Entertainment

A conflict of interest occurs when the personal interests of employees interfere or could potentially interfere or could be perceived to interfere with their responsibilities Leeward and its clients.

Effective: April 2024	10

Therefore, employees of Leeward should not accept inappropriate gifts, favors, entertainment, special accommodations, or other things of value that could influence their decision-making or make them feel beholden to a person or firm. Similarly, Leeward employees should not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making a client feel beholden to Leeward or our employees.

PROCEDURES

The following procedures apply to all Leeward employees with respect to the receipt of gifts and entertainment as well as the giving of gifts and entertainment:

RECEIPT OF GIFTS

•	No solicitation of gifts.

•	No acceptance of cash gifts (including gift cards).

•	No acceptance of gifts that, individually or in the aggregate, have a retail value of $250 or more each calendar year (for example - flowers, fruit baskets, wine, or a gift certificate).

•	Promotional items of nominal value that contain donor’s logo (such as pens, caps or calendars) are allowed and are exempt from reporting. Promotional items with a logo deemed to have a greater value than $250 must be reported.

•	No acceptance of tickets to events (for example – sporting event, theater, or concert) unless donor/vendor accompanies the employee to event. Such event is categorized as “shared entertainment”.

•	All gifts received must be reported to the Compliance Office.

•	Employees must certify quarterly that they have reported all gifts received.

•	The Compliance Office maintains Leeward’s Gift/Entertainment Log.

GIVING OF GIFTS

•	No giving cash gifts, including gift cards.

•	No giving of gifts that, individually or in the aggregate, have a retail value of $250 or more each calendar year (for example - flowers, fruit baskets, wine, or a gift certificate).

•	Promotional items of nominal value that contain Leeward’s company logo (such as pens, caps, calendars, or golf balls) are allowed and are exempt from reporting. Promotional items with Leeward’s company logo deemed to have a value greater than $250 (such as jackets or luggage bags) must be reported.

•	Items of recognition are allowable gifts under this policy with pre-approval of President, COO or CCO (for example gifts for memorials, retirement, charitable causes, etc.).

•	No giving of tickets to events (for example – sporting event, theater, or concert) unless employee accompanies the recipient to event. Such event is then categorized as “shared entertainment”.

•	All gifts given must be reported to the Compliance Office, unless exempt (i.e. Leeward logo/promotional items mentioned above).

•	Employees must certify quarterly that they have reported all gifts given.

•	The Compliance Office maintains Leeward Gift/Entertainment Log.

Effective: April 2024	11

SHARED ENTERTAINMENT

•	An occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment is allowed, provided that the person/entity providing the entertainment is present.

•	All shared entertainment >$250* must be reported quarterly to the Compliance Office, including information about activity, business purpose, attendees (name of client/prospect/vendor/broker), and amount (Please note that submitting an expense report does not satisfy the reporting requirement).

•	$250 de minimis is attributable to your portion of the shared entertainment, NOT the entire cost for the group participating in the entertainment - when exact cost is unknown, please use best judgment to estimate value

•	Business meals tied to one’s professional duties that include industry experts or other professionals are allowed, are usually de minimis, are not considered shared entertainment and therefore do not have to be reported as shared entertainment.

•	Group meetings or events (sponsored by Leeward or other firms) are allowed with pre-approval of the President, COO or CCO or relevant Manager (lunch/dinner included would be considered de minimis). These types of expenses or programs are pre-approved, and thus do not have to be logged as shared entertainment. Seminars and Conferences attended are logged separately from shared entertainment.

•	Employees must certify quarterly that they have reported all reportable shared entertainment events.

•	The Compliance Office maintains Leeward Gift/Entertainment Log.

No Leeward employee may give a gift or provide entertainment to a Government Official without prior approval of the Compliance Office as certain federal and state laws in various jurisdictions prohibit or limit gifts or entertainment extended to public officials.

Leeward also manages assets for pension plans and clients that are covered by the Employees Retirement Income Securities Act (“ERISA”) where gifts and entertainment to covered pension plan officials or plan trustees must be reported when required. Therefore, reporting all activities (gifts and entertainment) related to ERISA clients is mandatory.

This policy is not intended to discourage the necessary occasions where a Leeward employee or a vendor may pay for a meal or the periodic sporting event in order to provide a time or location for more detailed discussions or promote relationships. However, employees should be mindful of the number of events, the amount of time attending such events and the level of extravagance associated with the events.

Other Code Provisions

Annual Distribution

This Code of Ethics will be distributed to all Employees promptly after the commencement of their affiliation with the Firm, and in addition whenever substantive amendments are made. All Employees will be required to acknowledge receipt of the Code and any such amendments.

Leeward will report to its Executive Committee that all Employees have received a copy of this Code of Ethics and have certified their compliance.

Effective: April 2024	12

Periodically, when necessary, Leeward’s CCO will summarize for the Executive Committee any significant changes made to the Code of Ethics as well as any significant violations of the Code requiring remedial action. The CCO shall also report to the Executive Committee any other material compliance matters that in her judgment the committee should be made aware of.

Code of Ethics Enforcement

Employees are required annually to certify their compliance with this Code of Ethics. The Compliance Office may grant exemptions/exceptions to the requirements of the Code on a case-by-case basis if the proposed conduct appears to involve no opportunity for abuse. All exceptions/exemptions shall be in writing.

If any Employee becomes aware of a violation of the Code of Ethics, whether by him/her or by another person, the Employee must report the violation to the CCO promptly. You may report violations or suspected violations without fear of retaliation. Leeward does not permit retaliation of any kind against Employees for good faith reports of potentially illegal or unethical behavior.

The CCO will maintain a record of all violations or suspected violations reported to her and any other violations of which the Compliance Office becomes aware, and of the results of the investigation and/or resolution of such violation. Such record may, but need not, include the name of the person reporting the violation. In addition, if the Compliance Office, along with senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, Leeward will report its findings to the Executive Committee pursuant to Rule 17j-1.

Employees are advised that the Code’s procedures (including Insider Trading and Employee Personal Trading procedures) will be monitored and enforced, with potential sanctions for violations including a written warning, disgorgement of profits, fines, suspension, termination and, where required, reports to the CFA® Institute or the appropriate regulatory authority.

Confidentiality

Leeward will keep all information about clients (including potential and former clients) in the strictest confidence, in compliance with the Firm’s Privacy Notice and Privacy Policy.

Political and Charitable Contributions

Leeward prohibits Employees from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. No Employee may engage in any charitable, civic or trade association activity which could interfere with the Employee’s obligation to Leeward or specific requirements of Leeward clients.

No Employee may make or authorize any contribution by Leeward or expenditure by Leeward for or on behalf of any political party, organization, committee, candidate, or public official or in connection with any political caucus, convention or election. Under federal and many state laws, prohibited corporate contributions and expenditures include the donation of company funds, the use of corporate facilities, including office space, and duplicating, telephone or word processing equipment, and the donation of the services of Employees to the campaign committee of a candidate.

Effective: April 2024	13

Please also reference Leeward’s Policy and Procedures for SEC Pay-to-Play Rule and Foreign Corrupt Practices Act.

Service with Other Organizations

Leeward discourages Employees from engaging in outside business or investment activities that may interfere with their duties within the Firm.

Each Employee must report, upon commencement of employment and annually thereafter, affiliations and relationships with outside entities, both public and private.

No Employee may accept employment or provide any service to any third party, unless an Employee has first obtained the written consent of the CCO. Authorization shall be made in writing and maintained by Compliance.

Fiduciary Appointments

Employees need to receive approval from the CCO before accepting an executorship, trusteeship, or power of attorney, other than as a result of a family or personal relationship and not as a result of employment with Leeward.

Misuse or Misrepresentation of Corporate Position

No Employee may use his or her position with Leeward to further any personal interests.

No Employee may use company facilities, equipment or material other than for corporate business.

No Employee may use his or her corporate position in any manner that would lead someone outside Leeward to believe that an Employee is acting within the scope of his or her corporate duties or on behalf of Leeward when he or she is not.

Training & Certification

Each newly hired Employee will receive a copy of this Code of Ethics upon commencement of employment or commencement of service, and will be required to acknowledge receipt of these procedures.

At least annually the Compliance Office shall conduct a training session, in which all Employees are required to participate, to review the requirements of these policies and procedures.

Certifications will be obtained as part of the initial and annual training process. Every Employee must certify on an annual basis that he or she has: (i) complied with these policies and procedures; (ii) received, read and understood them; and (iii) if required, disclosed, pre-cleared, and reported all transactions in securities consistent with the requirements of these policies and procedures.

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From time to time the CCO will be required to report to the Executive Committee regarding the Code of Ethics or other compliance matters. Records and certifications are maintained by Leeward’s Compliance Office.

Recordkeeping & Monitoring

The following records will be maintained by the Firm as required by the Investment Advisers Act and Investment Company Act:

•	A copy of the Code of Ethics and associated policies and procedures;

•	Records will be retained by the Firm for 7 years, as outlined in the Leeward Compliance Manual;

•	Compliance will maintain a record of all persons who are subject to the Code of Ethics for a period of no less than 6 years, including those responsible for reviewing such records;

•	Records of any violation of these procedures and actions taken by the Firm in response to such violation;

•	Copies of Employee reports and broker-dealer account data;

•	Records of all acknowledgements of receipt of the Code of Ethics from Employees;
•	Lists of Access and Investment Persons;

•	Records of any decision supporting approval of limited offerings or private placement purchases, including list of private placements owned by Employees; and

•	Records of any decision supporting any waivers granted in accordance with the policies and procedures.

Compliance will review all personal trade pre-clearance requests to determine whether securities:

•	are held in Leeward client accounts and the trading may appear to be a conflict of interest;

•	are being traded on the desk to ensure the Blackout Period is enforced; and

•	appear on any restricted security list, including securities restricted due to liquidity constraints.

On a quarterly basis, Compliance will collect Employee Personal Trading reports, and review all documents for compliance with Leeward Code of Ethics. Employee trading activity may be analyzed and reviewed against product definition, as necessary.

Reporting by members of Leeward’s Compliance Office, including the CCO, will be reviewed by the COO or other members of the Compliance Office and a record of such review will be maintained.

Other Codes of Ethics and Standards of Practice

At Leeward, some of the Employees have earned and others are candidates for the Chartered Financial Analyst designation (“CFA®”) and are subject to the CFA® Institute Code of Ethics and Standards of Professional Conduct contained in the CFA® Institute Standards of Practice Handbook. Employees are reminded that the Handbook is an excellent resource for information on professional conduct. Copies are available from the Compliance Office.

The CCO shall have primary responsibility for enforcing the Code of Ethics and will consult with the COO and/or the President as needed.

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